Phone +41 44 444 35 55 www.bdo.ch zurich@bdo.ch	BDO AG Schiffbaustrasse 2 8031 Zurich Switzerland

August 8, 2023

Securities and Exchange Commission

100 F Street N.E. Washington, D.C. 20549

United States of America

We have been furnished with a copy of the response to “Change in Registrant’s Certifying Accountant” included in the Prospectus constituting a part of the Registration Statement on Form F-1. We agree with the statements made in that disclosure insofar as they relate to our firm.

Very truly yours,

Zurich, Switzerland

BDO AG

/s/ Philipp Kegele	/s/ Sascha Gasser

Philipp Kegele	ppa. Sascha Gasser

BDO AG, a limited company under Swiss law, incorporated in Zurich, forms part of the international BDO Network of independent member firms.